Dear Shareholders,


I would like to take a moment to thank you for your continued support and to update you on the recent developments in your company, Patch International Inc. (PAII: OTCBB). Currently PAII earns oil and gas revenue from over 19 separate oil and/or gas wells located in Saskatchewan, Canada. As well PAII is a major shareholder in an Australian company that currently has an asset value of over $.16 US a share to PAII on a non discounted basis. The shares in this company are free trading to PAII later this year and our intention is to use this asset, currently valued at over $8 million US to build the oil and gas reserves of PAII through acquisition or through additional large-scale drilling. If you consider that the assets of PAII at this time are worth over $.16 US a share and that number does not take into account any of the oil and gas assets or potential projects, we believe the company is poised to have a great year in 2005.

PAII's goal is to increase shareholder value by increasing the net asset value of the company. We are attempting to attain this goal through oil and gas production that will provide cash flow and to search out new opportunities which will offer tremendous "blue sky" to the company and its shareholders.

PAII is one of the largest shareholders in Pharmaxis Pharmaceuticals Pty, an Australian company. PAII has seen this investment grow to a current value of approximately $8 million US on a non-discounted basis. Given the future of our investment in Pharmaxis Pharmaceuticals Pty., which trades on the Australian Stock Exchange, we believe this investment could grow to $20-30 million US by the end of 2005. This will provide a substantial base for the company to grow from and potentially increase shareholder value dramatically.

PAII is a successful junior oil and gas producer. PAII is currently earning revenue from 19 oil wells in Saskatchewan, Canada. These wells produce a total of approximately 150-200 barrels of oil per day which provides the company with both short-term and long-term cash flow. It is anticipated that these wells will have a life of over 15 years. This prospect calls for another 30 wells to be drilled. PAII is anticipating these wells to be drilled in 2005. The operator of this prospect in True Energy Inc. (TUI: Toronto Stock Exchange). The company will continue to look at low risk, high reward projects which will continue to provide cash flow and steady growth to the company.

In terms of future growth and "blue sky" potential we feel the company is becoming well positioned to become a major player in the oil and gas business by pursuing interests in Eastern Europe and North Africa. We believe if the company has a solid base it enables the company to seek projects or participation in projects which will offer tremendous upside to owning shares in the company. Members of the board have extensive contacts throughout these regions and we are hoping that these relationships translate into massive potential oil and gas opportunities being brought to fruition in the first half of 2005.


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PAII is now working with the following national oil companies to pursue projects with unlimited potential-Sonatrach in Algeria, Etap in Tunisia, NOC in Libya and Naftogaz in Ukraine. The company now has representative offices in all these countries and continues to develop relationships which the company believes could result in a deal being signed in the very near future.

PAII is planning on starting an active marketing campaign in the upcoming weeks that will be ongoing for the year 2005. We feel that the assets of PAII are not being recognized by the public and we are going to make all efforts to increase shareholder awareness in the company. When you consider that the current market capitalization of PAII is just under $3 million US and the assets currently in the company are valued at $8 million US, we feel that a target marketing campaign should bring PAII's value in line with underlying asset value.

The Board of Directors of PAII state "We are tremendously excited about the future of PAII. The company has battled through a difficult period of losses, but now appears to be entering a much more positive period. We currently have over 19 wells in production and we are expecting to increase this number in 2005 and consequently increase our revenue. We are currently evaluating multiple massive-scale oil and gas prospects and are expecting to announce new prospects shortly. PAII is anticipating receiving a huge cash injection this year through our significant interest in Pharmaxis Pharmaceuticals Pty. Current value of this asset is over $8 million US to PAII. After allocating funds to the dividend, this cash will be implemented to build PAII's oil and gas assets. When you factor in the current high price of oil and gas and the fact that an aggressive targeted marketing campaign with occur, we feel PAII should capture significant interest in the near future. 2005 could be a year of exponential growth for PAII as it moves steadily towards its goal of becoming a mid-level oil and gas company."

If you are not currently on the PAII updates list please send in your email to INFO@PATCHENERGY.COM or call 1 888 864 7372 with the best way to keep you informed. We will send out regular updates and news releases to everyone who asks to be on the list.

On behalf of the Board of Directors,






David Stadnyk,
President





The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decisions.